UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Compass Minerals International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMPASS MINERALS INTERNATIONAL, INC.
9900 West 109th Street, Suite 600
Overland Park, Kansas 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2007

To Our Stockholders:

We cordially invite you to attend the 2007 annual meeting of stockholders of Compass Minerals International, Inc. The meeting will take place at the Doubletree Hotel Overland Park-Corporate Woods, 10100 College Blvd., Overland Park, Kansas 66210-1462 on Thursday, May 10, 2007, at 9:00 a.m. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.                Elect two directors, each for a term of three years;

2.                Ratify the appointment of Ernst & Young LLP as Compass Minerals’ independent auditors for fiscal year 2007; and

3.                Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only stockholders of record at the close of business on March 23, 2007 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

Vice President, Chief Financial Officer,
Secretary and Treasurer

April 4, 2007

Please complete, date, sign and return the accompanying proxy card. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.
Your vote is very important. Please vote regardless of whether or not you plan to attend the meeting.

COMPASS MINERALS INTERNATIONAL, INC.
9900 West 109th Street, Suite 600
Overland Park, Kansas 66210

2007 PROXY STATEMENT

Compass Minerals International, Inc. (“Compass Minerals” or the “Company”) is the second-leading salt producer in North America and the largest in the United Kingdom (“U.K.”). The Company operates 10 production and packaging facilities, including the largest rock salt mine in the world in Goderich, Ontario. In addition, Compass Minerals is North America’s leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf, and magnesium chloride, which is a premium deicing and dust control agent. The Company produces products for highway and consumer deicing, water conditioning, food preparation, agriculture and other consumer and industrial applications. The Company also provides records management services to businesses throughout the U.K. Compass Minerals International, Inc. is comprised of its wholly owned subsidiary, Compass Minerals Group, Inc. and Compass Minerals Group’s subsidiaries.

The Board of Directors of Compass Minerals is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2007 annual meeting of stockholders. The meeting will take place at the Doubletree Hotel Overland Park-Corporate Woods, 10100 College Blvd., Overland Park, Kansas 66210-1462 on Thursday, May 10, 2007, at 9:00 a.m. At the meeting, stockholders will vote on the election of two directors and the ratification of the appointment of Ernst & Young LLP as Compass Minerals’ independent auditors for fiscal year 2007, and will transact any other business that may properly come before the meeting although we know of no other business to be presented.

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Rodney L. Underdown, an officer of Compass Minerals, Richard S. Grant, the Lead Independent Director of Compass Minerals, and Vernon G. Baker, II, a director of Compass Minerals, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Compass Minerals’ annual report to stockholders for the fiscal year ended December 31, 2006 that includes Compass Minerals’ audited annual financial statements is being sent with this proxy statement. It does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about April 4, 2007.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE PROMPTLY SUBMIT YOUR PROXY IN THE ENCLOSED ENVELOPE.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

1.       Elect two directors, each for a term of three years; and

2.       Ratify the appointment of Ernst & Young LLP as Compass Minerals’ independent auditors for fiscal year 2007.

Stockholders will also transact any other business that may properly come before the meeting. Members of Compass Minerals’ management team and a representative of Ernst & Young LLP, Compass Minerals’ independent auditors for 2006, have been invited to be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 23, 2007. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 32,165,972 shares of Compass Minerals common stock outstanding.

Am I entitled to vote if my shares are held in “street name?”

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.”  If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of a non-discretionary item, your shares will be considered “broker non-votes” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Who may attend the annual meeting?

All Compass Minerals stockholders as of the record date, March 23, 2007, may attend the annual meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given.

What does it mean if I receive more than one proxy card?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares by completing and returning each proxy card you receive.

How do I vote?

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If your shares are held in street name, you may be able to vote your shares electronically by telephone or on the Internet. A large number of banks and brokerage firms participate in a program provided through ADP Investor Communications Services that offers telephone and Internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in the ADP program, you may vote those shares electronically by telephone or on the Internet by following the instructions on the voting form provided to you.

If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting must obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•                    by signing another proxy form with a later date; or

•                    if you are a registered stockholder, by giving written notice of such revocation to the Secretary of Compass Minerals prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

Compass Minerals’ transfer agent, UMB Bank, n.a., will tabulate and certify the votes. A representative of the transfer agent will serve as the inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•                    FOR the election of the two nominees to the Board of Directors; and

•                    FOR the ratification of Ernst & Young LLP as Compass Minerals’ independent auditors.

What if I do not specify how my shares are to be voted?

If you submit a proxy, but do not indicate any voting instructions, your shares will be voted:

•                    FOR the election of the two nominees to the Board of Directors; and

•                    FOR the ratification of Ernst & Young LLP as Compass Minerals’ independent auditors.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees as directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person. If you mark “Withhold Authority” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to ratify the appointment of Compass Minerals’ independent auditors?

The ratification of the appointment of Ernst & Young LLP as Compass Minerals’ independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of any proposal.

Where can I find the voting results of the annual meeting?

We plan to announce preliminary voting results at the annual meeting and to publish final results in our Quarterly Report to the Securities and Exchange Commission (“SEC”) on Form 10-Q for the quarter that ends June 30, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

Current Nominees

The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated Angelo C. Brisimitzakis and Timothy R. Snider for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2010 and until their successors are elected and qualified. Dr. Brisimitzakis and Mr. Snider currently serve as Class I directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees as directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE TWO NOMINEES.

The following table sets forth, with respect to each nominee, his name, age, principal occupation and employment during the past five years, the year in which he first became a director of Compass Minerals and directorships held in other public companies.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2010 ANNUAL MEETING

Director	Age	Principal Occupation, Business and Directorships
Dr. Angelo C. Brisimitzakis	48

Angelo C. Brisimitzakis has been a director since May 2006, when he was appointed to the Board and retained as President and CEO of the Company. Dr. Brisimitzakis was employed from 1998 until 2005 at Great Lakes Chemical Corporation last serving as Executive Vice President and General Manager of the flame retardants and performance products division. Dr. Brisimitzakis joined Great Lakes Chemical Corporation after 15 years of service with General Electric.

Mr. Timothy R. Snider	56

Timothy R. Snider has been a director since March 2006. Mr. Snider currently serves as the President and Chief Operating Officer of Freeport-McMoran Copper and Gold, Inc. Prior to his current position, he was President and Chief Operating Officer of Phelps Dodge Corporation. Mr. Snider joined Phelps Dodge Corporation in 1970 in its copper division.

Continuing Directors

The terms of Compass Minerals’ three Class II and three Class III directors expire at the annual meeting of stockholders in 2008 and 2009, respectively. The following tables set forth, with respect to Class II and Class III directors, their names, ages, principal occupations and directorships during the past five years, the year in which they first became directors of Compass Minerals and directorships in other public companies.

CLASS II DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2008 ANNUAL MEETING

Director	Age	Principal Occupation and Directorships
Mr. Vernon G. Baker, II	53

Vernon G. Baker, II has been a director since May 2005. Mr. Baker is Senior Vice President and General Counsel for ArvinMeritor, Inc., a global supplier of motor vehicle systems and components. He joined ArvinMeritor’s predecessor in interest, Meritor Automotive, Inc., in 1999 as Senior Vice President, General Counsel and Secretary.

Mr. Bradley J. Bell	54

Bradley J. Bell has been a director since December 2003. Mr. Bell has been Executive Vice President and Chief Financial Officer of Nalco Holding Company since November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company. Mr. Bell is also a director and chairman of the audit committee of IDEX Corporation.

Mr. Richard S. Grant	60

Richard S. Grant has been a director since April 2004. From January 1998 through December 2002, Mr. Grant served as Chief Executive Officer of BOC Process Gas Solutions, a global business providing utilities and services primarily to the chemical, petrochemical and metals industries. Concurrently he served as a director of the BOC Group plc and Chairman of CNC sa, a Mexican joint venture. Mr. Grant is also a director of BlueLinx Holdings, Inc. and Distributed Energy Systems Corporation.

CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2009 ANNUAL MEETING

Director	Age	Principal Occupation and Directorships
Mr. David J. D’Antoni	62

David J. D’Antoni has been a director since November 2004. In September 2004, Mr. D’Antoni retired from Ashland, Inc. where he served as Senior Vice President and Group Operating Officer of APAC and Valvoline since March 2000. He also served as President of APAC from July 2003 until January 2004. Mr. D’Antoni is a director of State Auto Financial Corporation and Omnova Solutions, Inc.

Mr. Perry W. Premdas	54

Perry W. Premdas has been a director since December 2004. Mr. Premdas was the Chief Financial Officer of Celanese AG and a member of its board of management from 1999 to 2004. From 1997 to 1998, Mr. Premdas served as a Senior Executive Vice President and Chief Financial Officer of Centeon LLC, a joint venture of Hoechst AG and Rhone Poulenc SA. Mr. Premdas is a director of Ferro Corporation.

Mr. Allan R. Rothwell	59

Allan R. Rothwell has been a director since March 2006. In April of 2006, Mr. Rothwell retired from Eastman Chemical Company where he served as Executive Vice President and President of its Voridian Division. Mr. Rothwell joined Eastman Chemical in 1969 and held various positions including President, Chemicals Group, Chief Financial Officer and Vice President, Strategy and Mergers and Acquisitions.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Director Independence

As required by the rules of the New York Stock Exchange (the “NYSE”), the Board of Directors evaluates the independence of its members at least annually and at other appropriate times when a change in circumstances could potentially impact the independence of one or more directors (e.g., in connection with a change in employment status).

Under NYSE rules, a director is independent if the Board determines that he currently has no direct or indirect material relationship with the Company, and for the last three years:

•       the director has not been an employee of the Company, and no member of the director’s immediate family has served as an executive officer of the Company;

•       neither the director nor any member of the director’s immediate family has received more than $100,000 per twelve-month period in direct compensation from the Company (excluding director or committee fees, pensions or deferred compensation for prior service);

•       the director has not been affiliated with or employed by, and no member of the director’s immediate family has been affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditors;

•       neither the director nor any member of the director’s immediate family has been employed as an executive officer by any company whose compensation committee includes an executive officer of the Company; and

•       the director has not been employed by, and no member of the director’s immediate family has been an executive officer of any company that makes payments to or receives payments from the Company for property or services in amounts exceeding the greater of $1 million or two percent of such company’s consolidated gross revenues for any fiscal year.

In making this determination, the Board broadly considers all relevant facts and circumstances, including:

•       the nature of any relationships with the Company, including personal and business relationships as well as any relationships with the director’s employer or any company on whose board the director serves;

•       the significance of the relationship to the Company, the other organization and the individual director;

•       whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits; and

•       any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

After considering the standards for independence adopted by the NYSE and the various other factors described above, the Board of Directors has determined that, in its judgment, Vernon G. Baker, II, Bradley J. Bell, David J. D’Antoni, Richard S. Grant, Perry W. Premdas, Allan R. Rothwell and

Timothy R. Snider are independent. In making these determinations, the Board has considered all relevant facts and circumstances. The Board has also determined that, in its judgment, except as described below, there are no other relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees.

None of the directors, other than Dr. Brisimitzakis, receive any compensation from the Company other than customary director fees, lead independent director fees and fees for chairing Board committees. Under NYSE rules, Dr. Brisimitzakis cannot be deemed independent due to his current position as a Company employee.

Meetings

The Board of Directors held seven meetings and took action by unanimous consent twice during 2006. All of the directors of the Company attended at least three-quarters (75 percent) of the meetings held by the Board of Directors and the applicable committees during their tenure in 2006.

Executive sessions of non-employee directors are held as part of each regularly scheduled meeting of the Board. Any non-employee director can request that an additional executive session be scheduled. The Company has not named a Chairman of the Board. During 2006 Richard S. Grant served as Lead Independent Director, a position to which he was elected by the Board of Directors. The Lead Independent Director is charged with chairing the executive sessions of non-employee directors. The Lead Independent Director also acts as a liaison between the non-employee directors and the Company’s management and assists the Company’s Chief Executive Officer in establishing agendas for Board meetings and prioritizing Board activities and other matters pertinent to the Company and the Board.

Policies

In 2006, the Board adopted a policy limiting the number of public company boards on which a director may serve. Directors are limited to six board positions, with the Chief Executive Officer of the Company limited to three board positions (in both cases the total number includes the Board of the Company). In 2006 the Board of Directors reviewed its performance and in February 2007 the Board commenced performance reviews of individual directors.

Committees

Committees of the Board of Directors include an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee and an Environmental, Health and Safety Committee. Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Environmental, Health and Safety Committee
Bradley J. Bell, Chair Richard S. Grant Perry W. Premdas	David J. D’Antoni, Chair Perry W. Premdas Allan R. Rothwell Timothy R. Snider	Richard S. Grant Chair Vernon G. Baker, II Allan R. Rothwell	Vernon G. Baker II Chair Angelo C. Brisimitzakis David J. D’Antoni Timothy R. Snider

Audit Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held eight meetings in 2006. The Audit Committee is governed by the Audit Committee Charter, which is available on the Company’s website (www.compassminerals.com). The Company will furnish a copy of the Charter without charge upon written request to the Company at 9900 West 109th Street, Suite 600, Overland Park, KS 66210, Attn: Secretary. The functions of the Audit Committee are described in the Audit Committee Charter and include:

•       overseeing the work of the Company’s internal accounting and auditing processes and discussing with management the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements;

•       responsibility for the appointment, compensation, retention and oversight of the independent registered public accountants engaged to prepare or issue audit reports on the financial statements of the Company; and

•       responsibility for overseeing the independent registered public accountants’ qualifications and independence.

The Audit Committee relies on the expertise and knowledge of management, the Company’s internal auditors and the independent registered public accountants in carrying out its oversight responsibilities.

The Company has adopted a Code of Conduct and Business Ethics for our directors, officers, and employees, violations of which are required to be reported to the Audit Committee. The Code of Conduct and Business Ethics is available on the Company’s website (www.compassminerals.com). The Company will furnish a copy of the Code of Conduct and Business Ethics without charge upon written request to the Company at 9900 West 109th Street, Suite 600, Overland Park, KS 66210, Attn: Secretary.

The Board of Directors has affirmatively determined that, in its judgment, each member of the Audit Committee meets the independence requirements for Audit Committee members as established by the NYSE. The Board of Directors has determined that Bradley J. Bell and Perry W. Premdas are each an “Audit Committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission. A report of the Audit Committee is set forth on pages 15 through 16 of this proxy statement.

Compensation Committee. The Compensation Committee held seven meetings in 2006. The Compensation Committee is governed by the Compensation Committee Charter which is available on the Compass Minerals website (www.compassminerals.com). The Company will furnish a copy of the Charter without charge upon written request to the Company at 9900 West 109th Street, Suite 600, Overland Park, KS 66210, Attn: Secretary. The Compensation Committee is charged with, among other things:

•       at least annually, reviewing the compensation philosophy of the Company;

•       at least annually, reviewing and approving corporate goals and objectives relating to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives, and determining and approving the compensation of the CEO based on such evaluation;

•       at least annually, reviewing the succession and development plans for the CEO and all executive officers;

•       at least annually, reviewing and approving all compensation, including perquisites, for all other executive officers and directors of the Company with a base salary equal to or greater than $150,000;

•       making recommendations to the Board of Directors with respect to non-CEO compensation, incentive-compensation plans, equity-based plans, retirement plans, and reviewing and approving all officers’ employment agreements and severance arrangements;

•       from time to time, reviewing the compensation of the Board as compared to other similarly sized or industry-related companies;

•       preparing and reviewing an annual report for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations;

•       at least annually, reviewing and evaluating its own performance including its compliance with its Charter and reporting to the Board of Directors;

•       at least annually reviewing and reassessing its Charter; and

•       reviewing and discussing with management the Company’s Compensation Discussion & Analysis (CD&A) and based on those discussions determining whether to recommend to the Board that the CD&A be included in the Company’s proxy statement.

The Board of Directors has affirmatively determined that, in its judgment, each member of the Compensation Committee meets the definition of an independent director as established by the NYSE. A report of the Compensation Committee is set forth on page 21 of this proxy statement.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is governed by the Nominating/Corporate Governance Committee Charter, which is available on the Company’s website (www.compassminerals.com). The Company will furnish a copy of the Charter without charge upon written request to the Company at 9900 West 109th Street, Suite 600, Overland Park, KS 66210, Attn: Secretary. The Nominating/Corporate Governance Committee held three meetings in 2006. The functions of the Nominating/Corporate Governance Committee are described in the Nominating/Corporate Governance Committee Charter and include:

•       the identification of qualified candidates to become Board members;

•       the recommendation of nominees for election as directors at the next annual meeting of stockholders (or a special meeting of stockholders at which directors are to be elected);

•       the recommendation of minimum qualifications for directors;

•       the selection of candidates to fill vacancies on the Board;

•       the development of policies and procedures for submissions by stockholders of director candidates and consideration of those candidates by the Board;

•       the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company; and

•       the oversight and evaluation of the Board and management.

The Board of Directors has affirmatively determined that, in its judgment, each member of the Nominating/Corporate Governance Committee meets the definition of an independent director as established by the NYSE.

Environmental, Health and Safety Committee. The Environmental, Health and Safety Committee was established to ensure compliance with environmental, health and safety initiatives and policies adopted by the Company. The Committee held four meetings in 2006. Under its Charter this Committee is charged with:

•       education of Company personnel, contractors and visitors to ensure that environmental, health and safety standards and procedures are understood and implemented;

•       integration of environmental, health and safety stewardship into all business decisions;

•       the design, operation and management of facilities to protect the environment and the health and safety of all personnel;

•       allocation of sufficient human and financial resources to implement and sustain the environmental, health and safety programs;

•       verification of compliance through self-assessment measures, statistical measures and key performance indicators; and

•       production and delivery of products and services to customers that protect the safety of the end user.

CORPORATE GOVERNANCE GUIDELINES

Consideration of Director Nominees; Director Qualifications

The Board of Directors has adopted Corporate Governance Guidelines, which are available on the Company’s website (www.compassminerals.com). The Company will furnish a copy of the guidelines without charge upon written request to the Company at 9900 West 109th Street, Suite 600, Overland Park, KS 66210, Attn: Secretary. Those Guidelines set forth, among other things, director qualification standards. While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee and the Board of Directors should take into account the following criteria, among others, in considering directors and candidates for the Board:

The minimum qualifications for a director are: (a) personal integrity; (b) a degree from an accredited college or university; (c) five years successful experience in a senior business position; (d) good communication skills; (e) practical, mature business judgment; (f) experience in analyzing corporate financial statements; (g) experience and effectiveness working closely with a team of senior business professionals; and (h) an understanding of organizational structure and accountability, delegation of authority, compensation practices and the dynamics of competitive businesses.

Procedures for Recommendations by Stockholders

The Nominating/Corporate Governance Committee will consider director candidates submitted by stockholders of Compass Minerals. Any stockholder who has beneficially owned more than five percent of the Company’s common stock for at least one year wishing to submit a candidate for consideration should send the following information to the Company at 9900 West 109th Street, Suite 600, Overland Park, Kansas 66210, Attn: Secretary.

•       the name and address of the stockholder submitting the candidate as it appears on the Company’s books, the number and class of shares owned beneficially and of record by such stockholder and the length of period held and proof of ownership of such shares;

•       name, age and address of the candidate;

•       a detailed description of, among other things, the candidate’s educational and employment background, material outside commitments (e.g., current employment responsibilities, memberships on other boards and committees, charitable foundations, etc.) and a listing of the candidate’s qualifications to be a director (specifically in relation to the Corporate Governance Guidelines);

•       any information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder;

•       a description of any arrangements or understandings between the recommending stockholder and such candidate; and

•       a signed statement from the candidate confirming his or her willingness to serve on the Board of Directors and to comply with the Company’s Code of Conduct and Business Ethics, if elected.

The Secretary of Compass Minerals will promptly forward such materials to the Nominating/Corporate Governance Committee chair. The Secretary will also maintain copies of such materials for future reference by that Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating/Corporate Governance Committee will seek recommendations of potential candidates from a variety of sources, including incumbent directors, stockholders, the Company’s management and third-party search firms. At that time, the Nominating/Corporate Governance Committee will also consider potential candidates submitted by stockholders in accordance with the procedures described above. The Nominating/Corporate Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating/Corporate Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and Compass Minerals’ needs. The Nominating/Corporate Governance Committee chair, or another director designated by the Nominating/Corporate Governance Committee chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Nominating/Corporate Governance Committee. All such interviews are held in person and include only the candidate and the Nominating/Corporate Governance Committee members. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating/Corporate Governance Committee will then decide whether to recommend the candidate’s nomination to the full Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted the following procedures for stockholders or other interested parties to send communications to the Board or individual directors of the Company.

Individuals seeking to communicate with the Board of Directors should submit their written comments to the Company at 9900 West 109th Street, Suite 600, Overland Park, Kansas 66210, Attn: Secretary. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications that the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors or, if applicable, to the individual director(s) named in the correspondence.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes before forwarding interested party communications to the Board of Directors. The Secretary of the Company will determine the appropriate timing for forwarding communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

If an interested party seeks to communicate exclusively with the Company’s Lead Independent Director or the non-management directors such communication should be sent directly to the Company’s Secretary who will forward any such communication directly to the Lead Independent Director or the non-management directors as specified. The Company’s Secretary will first consult with and receive the approval of the Lead Independent Director before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

Although the Company does not have a formal policy regarding the attendance by members of the Board of Directors at the annual meetings of stockholders, it encourages the members of the Board of Directors to attend. In 2006, all of the members of the Board of Directors then serving on the Board attended the annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written Charter, which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Audit Committee Charter is available in the Governance section of the Company’s website (www.compassminerals.com). For the year that ended December 31, 2006, and as of the date of the adoption of this report, the Audit Committee consisted of three directors who met the independence and experience requirements of the New York Stock Exchange. The Board of Directors has determined that Mr. Bell and Mr. Premdas are each an “audit committee financial expert” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee reviews Compass Minerals’ financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the selection of independent registered public accountants. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accountants are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements to accounting principles generally accepted in the United States.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the year that ended December 31, 2006, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Compass Minerals’ Annual Report on Form 10-K for the year that ended December 31, 2006, and discussed with management its assessment of internal controls over financial reporting.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing opinions on: (i) the conformity of those audited financial statements with generally accepted accounting principles; (ii) management’s assessment of internal controls over financial reporting; and (iii) the effectiveness of internal controls over financial reporting, their judgments as to the acceptability and quality of Compass Minerals’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and under the standards established by the Public Company Accounting Oversight Board (United States), including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed those disclosures and other matters relating to independence with the independent registered public accountants.

The Audit Committee discussed with Compass Minerals’ internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accountants, with and without management present, to discuss the results of their examinations of Compass Minerals’ internal controls, including controls over the financial reporting process and the overall quality of Compass Minerals’ financial reporting.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants, nor can the Audit Committee certify that the independent registered public accountants are indeed “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In reliance on the reviews and discussions with management and with the independent registered public accountants referred to above, and the receipt of an unqualified opinion from Ernst & Young LLP dated February 21, 2007, regarding the audited financial statements of Compass Minerals for the year that ended December 31, 2006, as well as the opinions of Ernst & Young LLP on management’s assessment of internal controls over financial reporting and on the effectiveness of internal controls over financial reporting, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Bradley J. Bell, Chair
Richard S. Grant
Perry W. Premdas

The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Compass Minerals specifically incorporates this information by reference and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

Appointment of Auditors

Ernst & Young LLP (“E&Y”) audited the Company’s annual financial statements for the fiscal year that ended December 31, 2006. The Audit Committee has appointed Ernst & Young to be the Company’s independent auditors for the fiscal year ending December 31, 2007. The stockholders are asked to ratify this appointment at the annual meeting. The Company has invited representatives of E&Y to be present at the annual meeting and expects that they will attend. If present, these representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from the stockholders at the annual meeting.

Change in Accountants

On May 12, 2005, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm. The decision to dismiss PwC was approved by the Company’s Audit Committee of the Board of Directors. The reports of PwC on the Company’s financial statements for the years that ended December 31, 2003, and December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years that ended December 31, 2003 and 2004, and through May 12, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the years that ended December 31, 2003, and 2004, and through May 12, 2005, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v) and referred to herein as “Reportable Events”), except as follows. In accordance with Section 404 of the Sarbanes-Oxley Act, which resulted in the 2003 Form 10-K/A as filed on November 12, 2004, the Company noted material weaknesses in its internal control over financial reporting due to weaknesses in its internal control over the valuation and completeness of its income taxes payable, deferred income tax assets and liabilities (including the associated valuation allowance) and the income tax provision because it did not have accounting personnel with sufficient knowledge of generally accepted accounting principles related to income tax accounting and reporting. PwC issued an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2004. More details on the remediation of the material weakness in internal control over financial reporting are discussed in Item 9A of the Company’s 2005 Form 10-K.

The Company requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 18, 2005, was filed as Exhibit 16.1 to Form 8-K filed on May 18, 2005.

The Company engaged E&Y as its new independent registered public accounting firm on May 12, 2005. The retention of E&Y was approved by the Audit Committee of the Board of Directors. During the years that ended December 31, 2003, and 2004, and through May 12, 2005, the Company did not consult with E&Y regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any Reportable Event, except that in connection with the 2003 Form 10-K/A described above as it related to the three-year period ended December 31, 2001, for which E&Y had previously provided audit opinions, the Company consulted with E&Y on the income tax matters that resulted in the restatement, as discussed in the aforementioned 2003 Form 10-K/A.

Auditor Fees

A summary of the services Ernst & Young LLP provided for the years ended December 31, 2005 and 2006, respectively, is as follows (in millions):

	2005	2006
Audit fees(a)	$1.2	$0.8
Audit-related fees(b)	0.1	0.0
Tax fees(c)	0.1	0.1
All other fees	0.0	0.0
	$1.4	$0.9

(a)             Relates to services for the annual financial statement audits included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, other financial statement audits that were required by SEC rules and reviews of other SEC filings.

(b)            Relates to due diligence services for mergers and acquisitions, audits of pension and retirement plans and consultation services concerning financial accounting and reporting standards.

(c)             Relates to services for reviews of certain tax filings as well as research and advice on tax planning matters.

The Audit Committee’s policy is to pre-approve all audit and audit-related services provided by the independent registered public accountants. The Audit Committee considers annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the Audit Committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. The Audit Committee approved all audit and audit-related services provided by the independent registered public accountants for 2006.

Under Company policy and/or applicable rules and regulations, the independent registered public accountants are prohibited from providing the following types of services to the Company: (i) bookkeeping or other services related to the Company’s accounting records or financial statements; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions; (vii) human resources; (viii) broker-dealer, investment advisor or investment banking services; (ix) legal services; and (x) expert services unrelated to the audit.

Vote Required For Ratification

The Audit Committee was responsible for selecting Compass Minerals’ independent registered public accountants for fiscal year 2007. Accordingly, stockholder approval is not required to appoint Ernst & Young LLP as Compass Minerals’ independent registered public accountants for fiscal year 2007. The Board of Directors believes, however, that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accountants.

The ratification of the appointment of Ernst & Young LLP as Compass Minerals’ independent registered public accountants requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2007.

STOCK OWNERSHIP

The following table sets forth the amount of Compass Minerals’ common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table on page 28 and all directors and executive officers as a group and each beneficial owner of more than five percent of the Company’s outstanding common stock as of March 12, 2007. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number	Percent
Neuberger Berman, Inc.(2)	4,609,853	14.33
FMR Corp. (Fidelity)(3)	3,699,034	11.50
Vernon G. Baker, II(4)	5,484	*
Bradley J. Bell(4)	40,904	*
Angelo C. Brisimitzakis(4)(5)	29,000	*
Ronald Bryan(4) (5)	22,170	*
David J. D’Antoni(4)	14,656	*
Michael E. Ducey(4) (5)	38,085	*
John S. Fallis(4) (5)	177,799	*
David J. Goadby(4) (5)	49,166	*
Richard S. Grant(4)(5)	41,544	*
Perry W. Premdas(4)	6,857	*
Allan R. Rothwell(4)	1,296	*
Timothy R. Snider(4)	2,309	*
Rodney Underdown(4) (5)	63,429	*
All directors and executive officers as a group (13 persons)(5)(6)	492,699	1.53

*                    Less than one percent of the Company’s total outstanding common stock.

(1)            For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 32,165,069 shares of common stock outstanding, except that the ownership percentages shown for owners of more than five percent of the Company’s common stock are based on the respective Schedule 13G Information Statements. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)            Based on a Schedule 13G Information Statement filed by Neuberger Berman Inc., on February 13, 2007. Such Schedule 13G discloses that Neuberger Berman Inc. has sole voting power over 57,375 shares of the Company’s common stock and shared voting power over 3,676,200 shares of the Company’s common stock, and shared dispositive power over 4,609,853 shares of the Company’s common stock. Neuberger Berman LLC has sole voting power over 57,375 shares of the Company’s common stock and shared voting power over 3,676,200 shares of common stock and shared dispositive power over 3,676,200 shares of the Company’s common stock. Neuberger Berman Management Inc. has shared voting power and shared dispositive power over 3,676,200 shares of the Company’s common stock. Neuberger Berman Equity Funds has shared voting power and shared dispositive power over 3,594,000 shares of Company’s common stock.

(3)            Based on a Schedule 13G Information Statement filed by FMR Corp on January 10, 2007. Such Schedule 13G discloses that FMR Corp has sole voting power over 288,494 shares and sole dispositive power over 3,699,034 shares of our common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp is the beneficial owner of 3,437,334 shares of Company common stock. Each of FMR Corp and Edward C. Johnson 3d has the sole dispositive power for these 3,437,334 shares. Pyramis Global Advisors, LLC an indirect wholly-owned subsidiary of FMR Corp is the beneficial owner of 75,000 shares of Company common stock and each of FMR Corp and Edward C. Johnson 3d has sole voting and dispositive power over these 75,000 shares of common stock. Pyramis Global Advisors Trust

Company an indirect wholly-owned subsidiary of FMR Corp is the beneficial owner of 183,100 shares of Company common stock. Each of FMR Corp and Edward C. Johnson 3d has the sole dispositive power for these 183,100 shares of common stock. Fidelity International Limited is the beneficial owner 3,600 shares of Company common stock. Partnerships controlled by members of the family of Edward C. Johnson 3d or related trusts have the right to vote 47% of the voting stock of Fidelity International Limited.

(4)            The address of each of Messrs. V. Baker, II, B. Bell, R. Bryan, D. D’Antoni, M. Ducey, J. Fallis, D. Goadby, R. Grant, P. Premdas, A. Rothwell, T. Snider and R. Underdown, and Dr. A. Brisimitzakis is c/o Compass Minerals International, Inc., 9900 W. 109th St., Ste. 600, Overland Park, Kansas 66210.

(5)            Includes options that are currently exercisable or to become exercisable within 60 days.

(6)            Does not include shares owned by Mr. Ducey who was CEO of the Company until May 11, 2006.

COMPENSATION DISCUSSION & ANALYSIS

Objectives of Compensation Programs

Compensation Philosophy.   The Company’s compensation program has been designed to encourage superior performance, promote accountability and ensure that executive interests are aligned with the interests of stockholders. The Company also seeks to offer a comprehensive program that will attract and retain top talent and is aligned with the Company’s business strategy, succession planning objectives and the long-term interests of its stockholders. To accomplish those goals, the Company’s executive compensation program consists of three principal elements: base salary, annual incentive bonus and long-term equity incentives.

Benchmarking.   The Board’s Compensation Committee (the “Committee”) benchmarks the three principal elements of total executive compensation against a group of peer companies. The Committee intends for total compensation to be near the median of peer companies and structures the three elements so that each is near the median of the total compensation of the peer companies.

Benchmarks are used to help the Committee make reasonable compensation decisions relative to similar companies competing with the Company for executive talent and to provide the Committee with perspective. In addition to peer group benchmark data, other compensation considerations include individual performance, roles, responsibilities and experience.   The peer companies are selected with assistance from Frederick W. Cook & Co., Inc., the compensation consultant (the “Consultant”) retained by the Committee to reflect a reasonable approximation of the current labor market for talent and to mirror companies that investors might look to if trying to determine the reasonableness of the Company’s pay practices and alignment with performance. The peer group is comprised of sixteen companies that operate in similar industry groups, with revenues that range between approximately one-third and three times the revenues of the Company, and market capitalizations that range between approximately one-fourth and four times that of the Company. The peers were also chosen so that the Company’s size was approximately in the middle of the group to avoid distortion from differences due to size.

Based on recommendations by the Consultant, the Committee selected the following peer companies for the 2006 benchmark compensation study: A. Schulman, Inc.; Alleghany Corporation; AMCOL International Corporation; Arch Chemicals, Inc.; CF Industries Holdings, Inc.; Eagle Materials, Inc.; Florida Rock Industries, Inc.;  FMC Corporation; H.B. Fuller Company; LESCO, Inc.; MacDermid, Inc.; Minerals Technologies, Inc.; OMNOVA Solutions, Inc.; Quaker Chemical Corporation; Tredegar Corporation and UAP Holdings Corporation.

Elements of Compensation

Considering the compensation philosophy described above and using the data collected from the selected benchmark companies, the Committee designed a compensation program including the three primary elements of base salary, annual incentive bonus and long-term equity incentives.

Base Salaries.   The Company’s goal is to pay salaries that are near the median of the peer companies. In setting base salaries, the Committee used benchmark data combined with information about the experience, knowledge and relative responsibilities of the executive officers. Base salaries for the executive officers are reviewed annually. Both Dr. Brisimitzakis and Mr. Goadby have employment agreements that address their base salaries.

Annual Incentive Bonus.   The Company’s goal is to pay annual incentive bonuses near the median of the benchmark companies, with payments above the median for outstanding performance. The purpose is to recognize short-term operating performance versus established goals, and to ensure that compensation amounts vary with achievement. The Company’s annual incentive bonus plan is referred to as the “Annual Incentive Plan” or “AIP.”  Specific AIP targets are established each year for each executive officer based on goals relating to overall Company performance, business-unit performance and personal performance. Goals for 2006 were specified for:

•       Company Consolidated Adjusted EBITDA (consolidated Company earnings before interest, taxes, depreciation, depletion and amortization, other income/expense and other special charges)

•       Business-unit EBITDA

•       Average Net Debt (the average of the consolidated Company debt less consolidated cash for each of the 12 months of the calendar year)

•       Personal performance objectives

The weighting of these components was based on the responsibilities of the executive. Targets for executive officers responsible for a business unit differed from those for executive officers with overall “corporate” responsibility (e.g., Chief Financial Officer).

CORPORATE EXECUTIVE		BUSINESS-UNIT EXECUTIVE
70%	Company Consolidated Adjusted EBITDA	40%	Company Consolidated Adjusted EBITDA
15%	Average Net Debt	30%	Business-unit EBITDA
15%	Personal performance objectives	15%	Average Net Debt
		15%	Personal performance objectives

The Committee approved using Company Consolidated Adjusted EBITDA and Business-unit EBITDA as measures of profitability and cash generating capabilities of the Company because these measures were consistent with the overall philosophy of aligning the interests of its executives with those of its stockholders.   In view of the Company’s established markets, management’s success in generating and growing the cash flow of the Company was considered to be an important measurement of executive performance. Award levels with respect to the EBITDA component (both consolidated and business unit) are based on executive performance as follows:

PERCENT OF EBITDA GOAL ACHIEVED	PERCENT OF AIP TARGET PAID
Less than 80%	0%
80%	25%
100%	100%
120%	200%

AIP bonuses are awarded on a sliding scale based on the achievement of 80 percent or more of the EBITDA goals. The maximum potential award equals 200 percent of target.

The Committee considered success in managing the Company’s cash generation and debt level to be another important measure of executive performance. The Committee established AIP awards based on Average Net Debt as follows:

AVERAGE NET DEBT ACHIEVED	PERCENT OF AIP TARGET PAID
$10 million above goal	0%
Goal	100%
$10 million below goal	200%

AIP bonuses are awarded on a sliding scale based on how the Company’s actual Average Net Debt compares to the Average Net Debt goal. The maximum potential award equals 200 percent of target.

In addition, the Committee determined that meeting individual personal performance objectives was also an appropriate executive performance goal.

The Consolidated Adjusted EBITDA and Average Net Debt goals were approved by the Committee in February 2006 after consideration of the Company’s annual operating budget that was established prior to the beginning of the year. A Consolidated Adjusted EBITDA goal was established by normalizing the prior year actual results (which reflected above average winter weather), considering the expected business environment in 2006 and applying a targeted increase amount. Individual Business-unit EBITDA goals were established in a similar manner. The Average Net Debt goal was based on a target change of the prior-year Average Net Debt levels. The Committee established goals so that the likelihood of the executives achieving them would be similar to prior years.

For 2006 (and only 2006) the AIP payment to Dr. Brisimitzakis was determined pursuant to the terms of his employment agreement at the minimum level equal to 45 percent of Dr. Brisimitzakis’ base salary.

Long-Term Equity Incentives.   The Company’s goal is to grant long-term equity awards at a level near the median of peer companies. In 2006, long-term equity incentive awards were made under the Company’s 2005 Incentive Award Plan (the “2005 Plan”) which was approved by stockholders on August 4, 2005. All long-term equity incentive awards were approved by the Committee. The equity incentive awards were granted in two forms: stock options (subject to a service-based vesting schedule) and restricted stock units (fully vesting after three years, subject to a one-year performance hurdle). The Committee believes that stock options provide an incentive to executives to increase stockholder value. Restricted stock units not only provide an incentive to increase stockholder value, but also have a strong employee-retention effect. Equal value allocation between options and restricted stock units was viewed as a reasonable mix for achieving management incentive objectives. Accordingly, each type of award was intended to represent approximately 50 percent of the value of the total long-term equity incentive compensation. In view of the greater value of restricted stock units, executives were awarded fewer restricted stock units than stock options. Certain awards of stock options and restricted stock units under this plan were made on January 23, 2006 consistent with the Committee’s objective of granting awards to current Company executives in January 2006. All options were granted with an exercise price equal to the closing price of the Company’s stock on the date of grant. Equity grants to Messrs. Goadby and Underdown were reduced by approximately one-third from the level that would have otherwise applied based on significant prior equity awards from a recapitalization transaction in 2001.

The Committee, with the guidance of the Consultant, has determined that the payment of dividend equivalents on restricted stock units and stock options aligns executive officers’ interests with those of stockholders and has significant employee-retention effects. The right to receive future dividends is lost if the executive terminates employment before the award is vested. Dividend equivalents are paid in cash at the time of, and in an amount equal to, the amount of dividends paid to stockholders. These dividend equivalents are not shown separately in the Summary Compensation Table below because they are included in the value of the restricted stock units and stock options.

Other Elements of Compensation.   In addition to the three primary elements of the Company’s compensation program described above, the Company has adopted other compensation elements consistent with the compensation philosophy. These other elements include retirement and deferred compensation programs, post-termination compensation and perquisites.

Retirement and Deferred Compensation Programs.   The Company does not have defined benefit plans covering its executive officers except for Mr. Goadby. Through November 30, 2006, Mr. Goadby participated in the Salt Union Pension Plan (a defined benefit plan for United Kingdom employees). Effective December 2006 (as provided for in his employment agreement), Mr. Goadby elected to participate in the Salt Union Limited Defined Benefit Plan (a deferred contribution plan for United Kingdom employees) and therefore ceased accumulating benefits attributable to service in the Salt Union Limited Defined Benefit Plan.

The Company’s executive officers domiciled in the U.S. are eligible to participate in the Company’s Savings Plan, as are other U.S. employees. The Company has established a “Restoration Plan” that allows key U.S. employees of the Company, including executive officers, to defer a portion of their base salary and/or their bonus into a retirement plan that provides Company-matching contributions, profit sharing contributions and investment returns consistent with returns of investment options available in the Company’s qualified Savings Plan, as elected by the employee. Under the Restoration Plan, executives may defer compensation in excess of the limits imposed by Internal Revenue Service regulations and their accounts are credited with this elective deferral amount plus an amount equal to the matching and profit sharing contributions that would have been made under the Company’s Savings Plan but for Internal Revenue Service limits. The amount of Company contributions to the Restoration Plan is included in the Non-Qualified Deferred Compensation table below.

Disability Programs.   Dr. Brisimitzakis’ employment agreement provides for payments in the event of disability which results in termination.

Perquisites and Life Insurance.   Pursuant to Company policy and the terms of his employment agreement, the Company reimbursed Dr. Brisimitzakis’ relocation expenses in 2006. The Company also provided term life insurance coverage for Dr. Brisimitzakis and reimbursed him for the purchase of additional term life insurance under the terms of his employment agreement.

Mr.  Goadby received a car and fuel allowance in 2006 consistent with common practice in the United Kingdom and the terms of his employment agreement.

All other named executive officers were provided term life insurance coverage.

Post-Termination Compensation.   The Committee determined that agreements assuring executive income replacement after a change of control are important to retain executives and to ensure they remain focused on stockholder interests in the event a change in control negotiation takes place. The Committee determined that such agreements should be entered into when the Company has not received a proposal from a third party concerning a possible business combination or acquisition involving the Company. Accordingly, in late 2005 and early 2006, the Company entered into Change in Control Severance Agreements with each of the then-current executive officers of the Company, except Mr. Goadby who has an employment contract. The Company entered into a Change in Control Severance Agreement with Dr. Brisimitzakis concurrently with his Employment Agreement. These agreements provide payments in the event of certain terminations of employment occurring after a change in control. These agreements are consistent with benchmark company information. At the same time that the executive officers (with the exception of Mr. Goadby), entered into the Change in Control Severance Agreements, each also entered into a Restrictive Covenant Agreement limiting solicitation of employees and competition for a period of two years after the executive’s termination. Mr. Goadby’s employment agreement includes confidentiality, non-competition and non-solicitation provisions. In the event there is a change of control of Salt Union, Mr. Goadby will be entitled to terminate the Agreement and receive a payment based on salary and medical insurance payments for 12 months and any remaining special bonus.

Other Compensation Policies and Agreements

The Committee also adopted other specific policies and agreements consistent with the Company’s compensation philosophy.

Employment Agreements.   The Company entered into an agreement with Dr. Brisimitzakis as of his date of employment on May 11, 2006 with the approval of the Committee and the Board of Directors.  This Agreement provides for base compensation, a minimum bonus payment in 2006 and certain post-termination payments. It also provides for certain relocation benefits under the Company’s relocation policy.

Mr.  Goadby was originally a party to a Service Agreement dated September 1, 1997, which was replaced by a Service Agreement effective November 1, 2006 in connection with the change in Mr. Goadby’s responsibilities to those of Vice President, Strategic Development. Mr. Goadby is a resident of the United Kingdom where service agreements are customary. His agreement provides for base compensation, bonus payments, retirement plan participation and certain post-termination payments.

Stock Ownership.   The Board of Directors has adopted (on the recommendation of the Committee) the following equity ownership requirements for each executive officer. For 2006, the required equity ownership level was the lesser of the amounts specified:

1)              Chief Executive Officer - five times salary or 100,000 shares,

2)              Vice President Strategy, Vice President Consumer & Industrial, Vice President/General Manager GSL and Salt Union Limited, Chief Financial Officer, Vice President Highway Deicing - two times salary or 24,000 shares,

3)              Other executives participating in the Company’s long-term incentive plan - 50 percent of salary or 2,000 shares.

The Committee adopted these equity ownership requirements to further align the interests of its executives with those of its stockholders. Ownership levels must be reached within five years from the later of 2005 or the date of employment. Restricted stock units apply toward these ownership requirements (whether or not vested) although outstanding stock options do not. The stock ownership requirements were reviewed in August 2006. At that time, all of the named executive officers (other than the Chief Executive Officer who was hired on May 11, 2006) had met their ownership requirements.

Impact of Financial Restatements.   The AIP provides that the Company may require the repayment of all or a portion of an AIP incentive award if it was based on financial performance levels that are later restated if the restatement would result in a smaller bonus payment.

Stock Option Re-pricing.   The Board of Directors of the Company has adopted a policy specifically prohibiting stock option re-pricing. The 2005 Incentive Award Plan also precludes option re-pricing without stockholder approval.

Tax Considerations.   Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation for compensation in excess of $1 million paid in a year to any individual who, on the last day of that year, is the chief executive officer or among the other four highest-compensated executive officers, unless such compensation qualifies as performance-based under Section 162(m). It is the Company’s intention to design its short-term incentive compensation plans and its long-term equity incentives for the named executive officers to be deductible under Section 162(m), although individual exceptions may occur. The Committee believes that the interests of the stockholders are best served by not restricting the Committee’s discretion in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

David J. D’Antoni, Chair
Perry W. Premdas
Allan R. Rothwell
Timothy R. Snider

The foregoing Report of the Compensation Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Compass Minerals specifically incorporates this information by reference and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings		All Other Compensation		Total
Angelo C. Brisimitzakis
Chief Executive Officer	2006	$286,442	$128,917	$146,125	—	—		$409,531	(4)	$971,015
Michael E. Ducey
Retired Chief Executive Officer	2006	$487,000	—	$47,583	$256,560	—		$141,289	(5)	$932,432
Rodney L. Underdown
Chief Financial Officer	2006	$234,181	$29,115	$29,540	$60,654	—		$33,837	(5)	$387,327
Ronald Bryan
General Manager and Vice President	2006	$230,906	$85,211	$87,720	$81,209	—		$42,272	(5)	$527,318
John S. Fallis
General Manager and Vice President	2006	$247,500	$44,529	$131,909	$62,363	—		$59,081	(5)	$545,382
David J. Goadby(6)
Vice President, Strategic Development	2006	$241,036	$29,115	$20,055	$51,969	$196,345	(7)	$31,297	(8)	$569,817

(1)             Restricted stock units issued pursuant to the 2005 Incentive Award Plan. Restricted stock units vest after three years, subject to a one-year performance hurdle. This performance hurdle has been satisfied for units issued in 2006. Dividend equivalents are paid on restricted stock units equal to dividends paid on the Company’s common stock. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives.

(2)             Options granted pursuant to the 2005 Incentive Award Plan and the 2001 Stock Option Plan. Options granted pursuant to the 2005 Incentive Award Plan are subject to a service-based vesting schedule. Dividend equivalents are paid with respect to options granted under the 2005 Incentive Award Plan equal to dividends paid on the Company’s common stock. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives.

(3)             Payments pursuant to the Company’s AIP, under which incentive bonuses were paid to executives based on objectives relating to overall Company performance, business-unit performance and personal performance. Weighting of these components was based on the responsibilities of the executive. Dr. Brisimitzakis was eligible to participate in the AIP but was paid an incentive bonus at the level guaranteed in his employment agreement.

(4)             Includes guaranteed AIP payment pursuant to Dr. Brisimitzakis’ employment agreement, reimbursement of relocation expenses, Company-provided term life insurance expense, reimbursement for additional term life insurance (under the terms of his employment agreement), and Company 401(k) matching contributions, Company 401(k) profit sharing contributions and contributions to the Company’s Non-Qualified Deferred Compensation Plan. See Non-qualified Deferred Compensation table below for additional explanation of the Company’s Non-Qualified Deferred Compensation Plan.

(5)             Includes Company 401(k) matching contributions, Company 401(k) profit sharing contributions, Company-provided term life insurance expense and contributions to the Company’s Non-Qualified Deferred Compensation Plan. See Non-Qualified Deferred Compensation table below for additional explanation of the Company’s Non-Qualified Deferred Compensation Plan.

(6)             Mr. Goadby is a resident of the United Kingdom. Amounts paid in local currency were converted to U.S. dollars based on an average conversion rate of $1.835/£.

(7)             Based on an accumulated benefit obligation change (as of November 30, 2006) net of Mr. Goadby’s contributions and converted to U.S. dollars based on an average conversion rate of $1.835/£.

(8)             Includes value of car, mileage and fuel allowance and Company contributions to defined contribution plan converted to U.S. dollars based on an average conversion rate of $1.835/£.

2005 Incentive Award Plan

The 2005 Incentive Award Plan (“2005 Plan”) provides the Board and/or Compensation Committee of the Board with the discretion to provide for the award of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, performance bonuses, dividend equivalents, stock payments, deferred stock, restricted stock units and/or performance-based awards to eligible individuals. The 2005 Plan is administered by the Compensation Committee, but it may delegate to a committee of one or more members of the Board the authority to grant or amend awards to participants other than senior executives of the Company. Notwithstanding the foregoing, the full Board administers the 2005 Plan with respect to awards made to non-employee directors.

Any award granted under the 2005 Plan other than a stock option or other award in which the participant pays the intrinsic value of the award (a “full value award”) shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one year) following the date the award is made. The Compensation Committee may not accelerate the vesting for such full value awards except in the event of a change in control or the participant’s death, disability or retirement.

Performance awards may be granted pursuant to the 2005 Plan. Performance awards are performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code that represent rights to receive a cash payment contingent upon achieving certain performance goals established by the Compensation Committee. The maximum amount that may be paid to any participant pursuant to a performance award during any calendar year is $5,000,000.

2001 Stock Option Plan

Employees, consultants and directors of the Company and its subsidiaries were eligible to receive options under the 2001 Stock Option Plan. The Company granted non-qualified options to purchase common stock to certain management employees, including the named executive officers. The per share exercise price of many options granted before the Company’s initial public offering in December 2003 was $1.40 per share. Options issued after the recapitalization were priced based on the estimated fair market value of the awards on those dates. Options granted to directors were vested immediately and options granted to officers and employees generally included a vesting schedule. For options granted following the Company’s initial public offering in December 2003, the vesting terms ranged from zero to three years. The term of the options is eight years and thirty days from the date of grant. However, all unvested options will automatically expire upon the date of an optionee’s termination of employment (or termination of directorship or consultancy, as applicable). In addition, all vested options generally expire 90 days following the termination of an optionee’s services, subject to certain exceptions. No additional awards will be made under the 2001 Stock Option Plan pursuant to the terms of the 2005 Plan.

Employment Agreements

Angelo C. Brisimitzakis.   Dr. Brisimitzakis entered into an Employment Agreement on May 11, 2006, to serve as the Company’s President and Chief Executive Officer and a member of the Board of Directors. This agreement continues until age 65, unless earlier terminated as provided therein. Dr. Brisimitzakis was paid a base salary and is eligible for the Company’s AIP, with a target level of 80 percent of base salary, except that the 2006 AIP payment will not be less than 45 percent of his annual base salary. He was also granted 25,000 restricted stock units and 100,000 non-qualified stock options. The restricted stock units entirely vest three years following the grant date and the stock options vest 25 percent per year starting one year from the grant date. If Dr. Brisimitzakis is terminated for any reason other than death, disability, resignation or cause (as defined in the Employment agreement), he will be entitled to the compensation due under the Employment Agreement. The Company entered into a Change in Control Severance

Agreement with Dr. Brisimitzakis providing for payments in the event of certain terminations of employment occurring after a change in control. The Company also entered into a Restrictive Covenant Agreement with Dr. Brisimitzakis limiting solicitation of employees and competition for a period of two years after termination.

David J. Goadby.   Mr. Goadby was originally a party to a Service Agreement with Salt Union Limited, a subsidiary of the Company, dated September 1, 1997, which was replaced by a Service Agreement effective November 1, 2006 in connection with the change in Mr. Goadby’s responsibilities to those of Vice President of Strategic Development. Mr. Goadby is a resident of the United Kingdom where such service agreements are customary. The Agreement provides for his employment as Vice President of Strategic Development through at least May 1, 2008. Mr. Goadby will be paid a base salary and is eligible for employee incentive bonuses, optional participation in Salt Union’s retirement plans and special bonus payments on August 1, 2007 and May 1, 2008. The Agreement includes confidentiality, non-competition and non-solicitation provisions. In the event there is a change of control of Salt Union, Mr. Goadby will be entitled to terminate the Agreement and receive a payment based on salary and medical insurance payments for 12 months and any remaining special bonus.

Michael E. Ducey.   On May 11, 2006, Mr. Ducey resigned as Chief Executive Officer, but remains employed with the Company until December 31, 2008 under an Employment and Consulting Agreement dated November 3, 2005. He will remain available to the Company as a consultant until his 65th birthday. Under the Employment and Consulting Agreement, Mr. Ducey will continue to be paid his base salary and participate in the Company’s health and medical plans until December 31, 2008 and was eligible to participate in the Company’s bonus and/or other incentive compensation plans and other employee benefit plans until December 31, 2006. From January 1, 2009 until his 65th birthday, he will receive $500 per year and continue to participate in the Company’s health and medical plans. Under the terms of the agreement, Mr. Ducey is subject to non-competition, non-solicitation and confidentiality requirements.

Other agreements with named executive officers are discussed under Potential Payments on Termination or Change in Control below.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future	All Other Stock	All Other Option Awards:		Grant Date
	Grant Date		Thresh- old	Target	Maxi- mum	Payouts Under Equity Incentive Plan Awards	Awards: Number of Shares of Stock or Units(2)	Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Fair Value of Stock and Option Awards(3)
Angelo C. Brisimitzakis	5-11-06	(4)	$90,000	$360,000	$720,000	—	25,000			$663,000
	5-11-06	(4)						100,000	$26.52	$1,002,000
Michael E. Ducey	1-23-06		$100,000	$400,000	$800,000	—	—	10,000	$25.69	$45,200
Rodney L. Underdown	1-23-06		$24,165	$96,830	$193,660	—	3,400			$87,346
	1-23-06							14,000	$25.69	$118,160
Ronald Bryan	1-23-06		$23,287	$93,150	$186,300	—	5,200			$133,588
	1-23-06							21,500	$25.69	$181,460
John S. Fallis	1-23-06		$31,250	$125,000	$250,000	—	5,200			$133,588
	1-23-06							21,500	$25.69	$123,195
David J. Goadby	1-23-06		$33,035	$132,140	$264,279	—	3,400			$87,346
	1-23-06							14,000	$25.69	$80,220

(1)             Awards under the Company’s Annual Incentive Plan described in more detail above.

(2)             Awards under the Company’s 2005 Incentive Award Plan.

(3)             These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives.

(4)             Dr. Brisimitzakis began his employment with the Company on May 11, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
							Number of		Market Value
	Number of Securities						Shares or		of Shares or
	Underlying				Option	Option	Units of Stock		Units of Stock
	Unexercised Options				Exercise	Expiration	That Have Not		That Have Not
Name	Exercisable		Unexercisable		Price	Date	Vested		Vested
Angelo C. Brisimitzakis	—		100,000	(1)	$26.52	5/11/13	25,000	(1)	$789,000
Michael E. Ducey	10,000	(2)	—		$25.69	1/23/13	—		—
Rodney L. Underdown	—		14,000	(1)	$25.69	1/23/13	3,400	(1)	$107,304
Ronald Bryan	7,549	(3)	1,079	(4)	$5.17	7/30/11
	5,375	(5)	16,125	(6)	$23.47	11/16/12	5,200	(6)	$164,112
	—		21,500	(1)	$25.69	1/23/13	5,200	(1)	$164,112
John S. Fallis	13,132	(3)	—		$1.40	2/24/10
	86,666	(3)	43,334	(7)	$23.00	12/4/12
	—		21,500	(1)	$25.69	1/23/13	5,200	(1)	$164,112
David J. Goadby	34,927	(3)	—		$1.40	12/29/09
	—		14,000	(1)	$25.69	1/23/13	3,400	(1)	$107,304

(1)             Awards in 2006 pursuant to the 2005 Incentive Award Plan. All option awards other than those granted to Mr. Ducey vest 25 percent per year. All restricted stock units (“RSUs”) vest three years from date of grant and are subject to a one year performance hurdle which was satisfied for all RSUs awarded in 2006.

(2)             Award in 2006 pursuant to the 2005 Incentive Award Plan, vested December 31, 2006.

(3)             Award pursuant to the Company’s 2001 Stock Option Plan.

(4)             Award pursuant to the Company’s 2001 Stock Option Plan vesting June 30, 2007.

(5)             Award pursuant to the Company’s 2005 Incentive Award Plan.

(6)             Award pursuant to the Company’s 2005 Incentive Award Plan, options vesting November 16, 2007, 2008 and 2009; Restricted Stock Units vesting November 16, 2008.

(7)             Award pursuant to the Company’s 2001 Stock Option Plan vesting December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Angelo C. Brisimitzakis	—	—	—	—
Michael E. Ducey	160,173	$4,013,484	—	—
Rodney Underdown	19,649	$467,781	—	—
Ronald Bryan	—	—	—	—
John S. Fallis	10,000	$236,412	—	—
David J. Goadby	—	—	—	—

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Angelo C. Brisimitzakis	—	—	—	—
Michael E. Ducey	—	—	—	—
Rodney L. Underdown	—	—	—	—
Ronald Bryan	—	—	—	—
John S. Fallis	—	—	—	—
David J. Goadby	Salt Union Limited Defined Benefit Plan	12	$2,335,000	—

Mr. Goadby is the only named executive officer covered by a defined benefit pension plan. This table shows the number of years of service credited to Mr. Goadby and the present value of accumulated benefits payable to him  under the Salt Union Limited Defined Benefit Plan determined using actuarial assumptions consistent with those used in the Company’s financial statements (see Note 7 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 22, 2006). The accumulated benefit obligation was converted to U.S. dollars at the year-end exchange rate of $1.9572/£.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Angelo C. Brisimitzakis	$22,500	$6,750	$693	—	$29,943
Michael E. Ducey	$61,448	$210,442	$123,033	—	$1,197,755
Rodney L. Underdown	—	$11,124	$3,365	—	$36,882
Ronald Bryan	—	$23,099	$792	—	$23,891
John S. Fallis	$143,475	$59,149	$107,439	—	$863,608
David J. Goadby	—	—	—	—	—

(1)             Amounts presented represent the amounts credited to the employee’s account in 2006 including some deferrals and contributions accrued in calendar year 2005. Registrant contributions shown above differ from the registrant contributions accrued for 2006 and reflected in “All Other Compensation” in the Summary Compensation Table.

The Company’s U.S.-based executive officers are eligible to participate in the Company’s non-qualified deferred compensation plan (the “Restoration Plan”). The Restoration Plan allows key U.S.-based employees to defer a portion of their base salary and/or their bonus into a retirement plan that provides Company-matching contributions, profit sharing contributions and investment options consistent with the Company’s qualified Savings Plan, as elected by the employee. Under the Restoration Plan, executives may defer compensation in excess of the limits imposed by Internal Revenue Service regulations and their accounts are credited with this elective deferral amount plus an amount equal to the matching and profit sharing contributions that would have been made under the Company’s Savings Plan but for Internal Revenue Service limits.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The Company has entered into agreements providing for payments upon termination or a change in control with each of the current named executive officers. The following table shows the potential payments upon an assumed termination on December  31, 2006 under different circumstances

Name	Event	Amount
Angelo C. Brisimitzakis	General termination of employment as a result of disability(1)	$290,141	(2)
	General termination of employment without cause or for good reason(3)	$2,229,747	(4)
	Qualifying termination after change in control(5)	$2,987,407	(6)
Michael E. Ducey	Termination of the leave period for death or disability, if occurring before 12/31/08 (7)	$1,073,777	(8)
Rodney L. Underdown	Qualifying termination after change in control(9)	$934,712	(6)
Ronald Bryan	Qualifying termination after change in control(9)	$1,336,359	(6)
John Fallis	Qualifying termination after change in control(9)	$1,498,471	(6)
David J. Goadby	Termination at executive’s election after change of control(10)	$709,602	(11)

(1)             For  purposes of Dr. Brisimitzakis’ employment agreement, “Disability” occurs when Dr. Brisimitzakis is unable to perform the essential functions of his position, with or without reasonable accommodation, for more than 30 consecutive days after reaching maximum medical improvement.

(2)             Based on 60 percent of then-current base salary for 12 months and entitlement to participate in then-applicable health care plan (or, if not allowed, then the Company shall provide such benefits on the same after-tax basis).

(3)             For purposes of Dr. Brisimitzakis’ employment agreement, “Cause” means, in Company’s good faith belief, any of the following:  (i) the conviction of Executive of or plea of guilty or no contest by Executive to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of Executive for a felony or misdemeanor under the federal securities laws; (iii) the willful misconduct or gross negligence by Executive resulting in material harm to Company or any Company subsidiary; (iv) fraud, embezzlement, theft, or dishonesty by Executive against Company or any Company subsidiary, or willful violation by Executive of a policy or procedure of Company, resulting in any case in material harm to Company; (v) material breach of any Confidentiality Agreement or obligation and/or material breach of any Restrictive Covenant Agreement or similar agreement by and between Executive and Company; or (vi) material or intentional falsification of any Company record. Under this Agreement, Executive shall have “Good Reason” to terminate this Agreement and his employment hereunder in the event of:  (i) a material adverse change in Executive’s duties, in Executive’s reporting structure (except if Company appoints a non-executive Chairman, in which case Executive shall not have Good Reason unless such appointment occurs after a  Change in Control, as defined in Executive’s separate Change  in Control Severance Agreement), or in Executive’s responsibilities (as set forth herein or as the same may be altered from time to time thereafter); (ii) any reduction in Executive’s Base Salary (as set forth herein or as the same may be altered from time to time), except as provided in this Agreement; (iii) Company’s relocation of Executive more than 50 miles from Executive’s primary office location (initially Overland Park, Kansas) and more than 50 miles from Executive’s principal residence; or (iv) Company’s sale to an entity that is not publicly traded or that results in the Company no longer being  a publicly traded entity.

(4)             Based on two times the Executive’s highest annual Base Salary during the 12 month period immediately before such termination plus reimbursement, up to a maximum of 18 months, for premium payments for any elected COBRA coverage, plus immediate vesting of all stock options and/or restricted stock units.

(5)             In Dr. Brisimitzakis’ Change in Control Severance Agreement, “Qualifying Termination” means a termination of Executive’s employment during the Termination Period (i) by Company other than for Cause or (ii) by Executive for Good Reason. “Termination Period” means a period of two years after a Change in Control. Both “Cause” and “Good Reason” are defined in Dr. Brisimitzakis’ Employment Agreement (see note (3) above).

(6)             Based on two times the sum of (A) Executive’s highest annual rate of base salary during the 12-month period immediately before the Date of Termination plus (B) the higher of (x) Executive’s average AIP Bonus over the three prior complete fiscal years or (y) Executive’s annual target AIP bonus for the fiscal year in which the Date of Termination occurs and the value of continued participation in medical, dental, accident, disability, and life insurance benefit plans for two years, and assumes immediate vesting of options and RSUs pursuant to the applicable award agreements.

(7)             For purposes of Mr. Ducey’s Employment and Consulting Agreement, “Disability” occurs when Mr. Ducey is unable to perform the essential functions of his position, with or without reasonable accommodation, for more than 30 consecutive days after reaching maximum medical improvement.

(8)             Based on continuation of base salary through 12/31/08 and continued participation in health and medical benefit plans until Executive’s 65th birthday.

(9)             For purposes of the Change in Control Severance Agreement, “Qualifying Termination” means a termination of Executive’s employment during the Termination Period (i) by Company other than for Cause or (ii) by Executive for Good Reason.  “Termination Period” means a period of two years after a Change in Control.                                                “Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude, (ii) indictment for a felony or misdemeanor under the federal securities laws, (iii) willful misconduct or gross negligence resulting in material harm to the Company, (iv) willful breach of Executive’s duties or responsibilities herein or of the separate Restrictive Covenant Agreement as defined, (v) fraud, embezzlement, theft, or dishonesty against the Company or any Subsidiary, or (vi) willful violation of a policy or procedure of the Company resulting in any case in material harm to the Company. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events within two years after a Change in Control: a material adverse change in Executive’s duties or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not be deemed to occur upon a change in Executive’s reporting structure, upon a change in Executive’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Executive’s duties or responsibilities that is part of an across-the-board change in duties or responsibilities of employees at Executive’s level; any reduction in Executive’s annual base salary or annual target or maximum bonus opportunity in effect as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than 10 percent that is part of an across-the-board reduction applicable to employees at Executive’s level; Company’s (A) relocation of Executive more than 50 miles from Executive’s primary office location and more than 50 miles from Executive’s principal residence as of the Change in Control or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before such Change in Control; a reduction of more than 10 percent in the aggregate benefits provided to Executive under the Company’s employee benefit plans, including but not limited to any “top hat” plans designated for key employees in which Executive is participating as of the Change in Control; any purported termination of Executive’s employment without notice; or the failure of the Company to obtain a required assumption agreement from any successor.

(10)       Mr. Goadby is entitled to receive special bonus payments of £75,000 on November 1, 2007, and May 1, 2008.  Payment on termination after a change of control is reduced to the extent these bonus payments have been made.

(11)       Based on Mr. Goadby’s base salary and medical insurance benefit calculated over a 12 month period plus £150,000 special bonus payments and assumes immediate vesting of options and RSUs pursuant to the applicable award agreements.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid In Cash(1)	Total
Vernon G. Baker	$87,500	$87,500
Bradley J. Bell	$97,500	$97,500
David J. D’Antoni	$90,000	$90,000
Richard S. Grant	$102,500	$102,500
Perry W. Premdas	$82,500	$82,500
Allan R. Rothwell(2)	$65,542	$65,542
Timothy R. Snider(3)	$64,625	$64,625
John Stevenson(4)	$12,375	$12,375

(1)             Includes amounts deferred under the Directors’ Deferred Compensation Plan.

(2)             Mr. Rothwell commenced service as a director on March 16, 2006.

(3)             Mr. Snider commenced service as a director on March 20, 2006.

(4)             Mr. Stevenson passed away on February 23, 2006.

In 2006, the non-employee members of the Company’s Board of Directors each received an annual retainer of $82,500 and reimbursement for out-of-pocket expenses incurred in connection with their service. The Board of Directors approved additional annual retainer compensation for the chair of the Audit Committee in the amount of $15,000 per year, for the chair of the Compensation Committee in the amount of $7,500, and for the chairs of the Nominating/Corporate Governance and Environmental, Health and Safety Committees in the amount of $5,000 per year. The Board of Directors also elected a Lead Independent Director and approved additional annual retainer compensation for that position in the amount of $15,000 per year for 2006. Directors were expected to defer at least 50 percent of their compensation pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts are converted into units equivalent to the value of the Company’s common stock and accumulated deferred fees are distributed in common stock.

On August 3, 2006 the Board of Directors approved annual retainer compensation for each non-employee member of the Board of Directors effective January 1, 2007 as follows: 1) each non-employee director will receive an annual cash retainer of $40,000 per year, which amount may be received either in cash or deferred into the Directors’ Deferred Compensation Plan at the election of the director; and 2) each non-employee director will receive an equity award of $50,000 per year, which amount may be deferred into the Directors’ Deferred Compensation Plan or taken in shares of stock of the Company. Each non-employee member of the Board of Directors is required to obtain ownership in Company stock (or its equivalent) equal to five times the annual cash retainer, which amount is to be achieved within five years of joining the Board, and maintain at least five times the annual cash retainer in stock ownership (or its equivalent) while on the Board. Additional retainers for Committee Chairs and the Lead Independent Director were not changed from 2006 levels.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of David J. D’Antoni (chair), Perry W. Premdas, Allan R. Rothwell and Timothy R. Snider. None of these individuals is or has ever been an officer or employee of Compass Minerals. During 2006, no executive officer of Compass Minerals served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or Compass Minerals’ other directors are affiliated.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Compass Minerals and persons who own more than 10 percent of Compass Minerals’ common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Compass Minerals’ common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish Compass Minerals with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports, and Compass Minerals is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Compass Minerals and written representations from certain reporting persons that no additional reports were required, Compass Minerals believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2006.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors, director nominees and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related-person transaction that meets or is near the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

The Company’s Nominating/Corporate Governance Committee (the “Committee”) will review the material facts of all proposed related-party transactions.  In determining whether to approve or ratify a related-party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related-party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director shall participate in any discussion, approval or ratification of any related-party transaction for which he or she is a related party, except that the director shall provide all material information concerning the related-party transaction to the Committee. If a related-party transaction will be ongoing, the Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to determine whether they are in compliance with the Committee’s guidelines and that the related-party transaction remains appropriate.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding this year for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact us at Compass Minerals International, Inc., 9900 West 109th Street, Suite 600, Overland Park, Kansas 66210, Attention: Secretary.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy, please contact us at Compass Minerals International, Inc., 9900 West 109th Street, Suite 600, Overland Park, Kansas 66210, Attention: Secretary, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

ADDITIONAL FILINGS AND INFORMATION

The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed at www.compassminerals.com. Additional copies of the Company’s annual report to stockholders are available upon a written request to the Company at Compass Minerals International, Inc., 9900 West 109th Street, Suite 600, Overland Park, Kansas 66210, Attention: Secretary.

Proxy Solicitation

Compass Minerals will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Compass Minerals will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2008 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in 2008 must deliver the proposal to Compass Minerals International, Inc., 9900 West 109th Street, Suite 600, Overland Park, Kansas 66210, Attention: Secretary

•       if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, not later than December 6, 2007;

•       if the proposal is submitted pursuant to Compass Minerals’ by-laws (in which case we are not required to include the proposal in our proxy materials), not later than the close of business on February 11, 2008 nor earlier than the close of business on January 11, 2008. However, if the Company advances the date of the annual meeting by more than thirty (30) days or delays it by more than seventy (70) days, then notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

By order of the Board of Directors,

Vice President, Chief Financial Officer, Secretary and Treasurer

c/o UMB Bank, n. a. P.O. Box 419064 Kansas City, MO 64141

Please fold and detach card at perforation before mailing.

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COMPASS MINERALS INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2007

The undersigned hereby appoints RODNEY L. UNDERDOWN, RICHARD S. GRANT, and VERNON G. BAKER, II, and each of them, with full power of substitution, proxies of the undersigned to vote my shares of Common Stock of Compass Minerals International, Inc., at the Company’s annual meeting of stockholders to be held at the Doubletree Hotel Overland Park-Corporate Woods, 10100 College Blvd., Overland Park, Kansas 66210-1462 on Thursday, May 10, 2007, at 9:00 a.m. local time, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof and in their discretion on all other matters that are properly brought before the annual meeting.

If more than one of the above named proxies shall be present in person or by substitution at such meeting or at any postponement or adjournment thereof, the majority of said proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Dated:	, 2007.

Signature

Signature(s) of Stockholder(s)

(Please sign exactly as your name or names appear on certificate and mail this proxy promptly in the enclosed paid envelope. When signing in representative capacity, insert title and attach papers showing authority unless already on file with the corporation.)

PLEASE SIGN AND MAIL THIS PROXY PROMPTLY.

Please fold and detach card at perforation before mailing.

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COMPASS MINERALS INTERNATIONAL, INC.                                                         PROXY

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR each of the nominees and FOR Proposal 2.

The Board of Directors recommends a vote FOR the Directors and FOR Proposal 2.

1. Elect two directors, each for a term of three years:

Dr. Angelo C. Brisimitzakis		Mr. Timothy R. Snider
☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for the nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)